EXHIBIT 12
                              WHITMAN CORPORATION
                            STATEMENT OF CALCULATION
                     OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in Millions, Except Ratios)





                            Nine
                        Months Ended
                        September 30,       Years Ended December 31,
                        -------------  ------------------------------------
                         1995   1994    1994   1993    1992   1991    1990
                        ------ ------  ------ ------  ------ ------  ------
Earnings:
Income from Continuing
Operations before
Taxes                   $196.1 $155.4  $212.7 $212.2  $170.6 $161.7  $(39.0)
Fixed Charges Excluding
Capitalized Interest      65.4   61.2    82.2  105.9   106.9  138.2   168.1
                        ------ ------  ------ ------  ------ ------  ------
Income as Adjusted      $261.5 $216.6  $294.9 $318.1  $277.5 $299.9  $129.1
                        ====== ======  ====== ======  ====== ======  ======

Fixed Charges:
Interest Expense        $ 56.7 $ 53.5  $ 71.1 $ 96.2  $ 97.7 $128.6  $158.7
Portion of Rents
Representative of
Interest Factor            8.6    7.6    11.1    9.7     9.2    9.6     9.4
                        ------ ------  ------ ------  ------ ------  ------
Fixed Charges Excluding
Capitalize Interest       65.3   61.1    82.2  105.9   106.9  138.2   168.1
Capitalized Interest       0.1    0.1     0.2    0.2     0.2    0.2     0.3
                        ------ ------  ------ ------  ------ ------  ------

Total Fixed Charges     $ 65.4 $ 61.2  $ 82.4 $106.1  $107.1 $138.4  $168.4
                        ====== ======  ====== ======  ====== ======  ======
Ratio of Earnings to
   Fixed Charges           4.0x   3.5x    3.6x   3.0x    2.6x   2.2x   0.8x
                        ====== ======  ====== ======  ====== ======  ======
                                                                       (1)


(1) In 1990, the ratio of earnings to fixed charges was less than one to one coverage principally as a result of a $170 million restructuring charge. The dollar amount of fixed charge coverage deficiency in 1990 was $39.3 million. Excluding the restructuring charge, the ratio of earnings to fixed charges was 1.8 times in 1990.